Nash Finch Company
EXECUTIVE OFFICES

PO BOX 355, MINNEAPOLIS, MINNESOTA 55440-0355

NEWS

RELEASE

Nash Finch Company Announces Retail Segment Goodwill Impairment Charge
and Soft Sales Trends in the 4th Quarter

MINNEAPOLIS (January 15, 2010) – Nash Finch Company (Nasdaq:NAFC), a leading national food distributor and retailer, today announced that the Company will take a non-cash goodwill impairment charge in fiscal year 2009 relating to its retail segment. There is approximately $69.9 million of retail goodwill on the Company’s balance sheet, and subject to the completion of appraisals that are underway, the Company expects that a significant portion of its retail goodwill will likely be written off.

“It is important to understand that a write-down of goodwill is a non-cash charge on our consolidated statement of income and does not impact our cash flows or Consolidated EBITDA(1). Nash Finch has a very strong balance sheet, and despite the challenging economy, we maintain disciplined controls over our business segments and spending that allow us to generate significant cash from operations. We have one of the highest ratios of free cash flow to net assets in our industry,” said Alec Covington, President and CEO of Nash Finch.

Similar to the trends seen in the rest of the food wholesaling and retail industry during this challenging economic period, the Company’s comparable fourth quarter sales were soft, after excluding the sales attributable to the GSC acquisition and the 53rd week in the Company’s fiscal fourth quarter of 2008. The Company expects fourth quarter Consolidated EBITDA will be below the fourth quarter of the prior year, after excluding the results of the 53rd week in its fiscal fourth quarter of 2008(2).

The Company will report fourth quarter and fiscal 2009 earnings on March 4, 2010.

(1) Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

(2) On November 12, 2009, the Company reported the extra sales and consolidated EBITDA from the 53rd week in fiscal 2008 were approximately $99.8 million and $3.0 million, respectively.

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	the effect of competition on our food distribution, military and retail businesses;

•	general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;

•	changes in consumer buying and spending patterns;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•	failure of our internal control over financial reporting;

•	changes in accounting standards;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	unionization of a significant portion of our workforce;

•	changes in health care, pension and wage costs and labor relations issues;

•	costs related to multi-employer pension plan;

•	product liability claims, including claims concerning food and prepared food products;

•	threats or potential threats to security; and

•	unanticipated problems with product procurement.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

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Contact: Bob Dimond, Nash Finch Company, 952-844-1060